Exhibit 99.1

Public relations contact
Ladan Herovi
Adobe
herovi@adobe.com

Investor relations contact
Jonathan Vaas
Adobe
ir@adobe.com

FOR IMMEDIATE RELEASE
Adobe Appoints Dan Durn Chief Financial Officer
SAN JOSE, Calif. — October 1, 2021 — Adobe (Nasdaq:ADBE) today announced the appointment of Dan Durn as executive vice president and chief financial officer (CFO), effective October 18, 2021. Durn will assume the CFO role from Adobe executive vice president and CFO John Murphy, who announced his retirement earlier this year. Durn will report to Adobe president and CEO Shantanu Narayen and will oversee Adobe’s Accounting, Business Operations and Pricing, Financial Planning and Analysis, Financial Reporting, Investor Relations, Internal Audit, Payroll, Procurement, SEC Reporting, Tax, and Treasury functions.
Durn joins Adobe from Applied Materials, where he has been CFO since 2017. He has extensive expertise in global strategy, financial planning and operations, and mergers and acquisitions, and decades of experience in the technology industry. Durn was previously executive vice president and CFO at NXP Semiconductors N.V. following its merger with Freescale Semiconductor. Before Freescale, Durn was CFO and executive vice president of finance and administration at GlobalFoundries, and served as managing director, head of mergers and acquisitions and strategy at Mubadala Technology Fund. Prior to that, Durn was vice president of mergers and acquisitions in the technology practice at Goldman Sachs & Company.
Durn received his M.B.A. in Finance from Columbia Business School and graduated from the U.S. Naval Academy with a B.S. in Control Systems Engineering. He served in the Navy for six years, reaching the rank of lieutenant.
“We’re excited to have Dan Durn join Adobe as Executive Vice President and CFO,” said Shantanu Narayen, president and CEO, Adobe. “Dan has decades of experience in the technology industry and his extensive expertise in finance, operations and global strategy make him the ideal choice to drive Adobe’s continued growth and profitability.” Narayen added: “I’d like to thank John Murphy for his many contributions to Adobe’s success and wish him well in his retirement.”

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